CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10-A1 of our report dated August 10, 2018, relating to the consolidated financial statements of Earth Science Tech, Inc., as of March 31, 2018 and 2017 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

August 10, 2018